SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.            )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

TIVO INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

____________________________________________________________________________________________________________________

2.	Aggregate number of securities to which transaction applies:

____________________________________________________________________________________________________________________

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

____________________________________________________________________________________________________________________

4.	Proposed maximum aggregate value of transaction:

____________________________________________________________________________________________________________________

5.	Total fee paid:

____________________________________________________________________________________________________________________

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

____________________________________________________________________________________________________________________

(2)	Form, Schedule or Registration Statement No.:

____________________________________________________________________________________________________________________

(3)	Filing Party:

____________________________________________________________________________________________________________________

(4)	Date Filed:

____________________________________________________________________________________________________________________

TiVo Inc. 2160 Gold Street P.O. Box 2160 Alviso, CA 95002 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FRIDAY, AUGUST 2, 2002

To The Stockholders of TiVo Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TiVo Inc., a Delaware corporation, will be held on Friday, August 2, 2002, at 10:30 a.m. local time at the offices of Latham & Watkins, 135 Commonwealth Drive, Menlo Park, California for the following purposes:

1.  To elect three directors to hold office until the 2005 Annual Meeting of Stockholders; and

2.  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement that is attached and made a part of this Notice.

The Board of Directors has fixed the close of business on Monday, June 10, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting or at any adjournment or postponement thereof.

By Order of the Board of Directors,

Michael Ramsay
Chairman of the Board and Chief Executive Officer

Alviso, California
June 28, 2002

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

TiVo Inc.
2160 Gold Street
P.O. Box 2160
Alviso, CA 95002

PROXY STATEMENT

General

The enclosed proxy is solicited on behalf of the Board of Directors of TiVo Inc., a Delaware corporation (“TiVo”), for use at the Annual Meeting of Stockholders to be held on August 2, 2002, at 10:30 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of Latham & Watkins at 135 Commonwealth Drive, Menlo Park, California. TiVo intends to mail this proxy statement and accompanying proxy card on or about June 28, 2002 to all stockholders entitled to vote at the Annual Meeting.

Shares Entitled to Vote

Only holders of record of Series A Convertible Preferred Stock and Common Stock at the close of business on June 10, 2002 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on May 17, 2002, TiVo had outstanding and entitled to vote 1,111,861 shares of its $.001 par value Series A Convertible Preferred Stock (the “Preferred Stock”) and 47,727,190 shares of its $.001 par value Common Stock (the “Common Stock”).

The Preferred Stock shall vote together with the shares of the Common Stock of TiVo and not as a separate class. Each holder of record of Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Preferred Stock are convertible immediately after the close of business on June 10, 2002. Each holder of record of Preferred Stock and Common Stock on June 10, 2002 will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

Voting and Solicitation

All votes will be tabulated by the Inspector of Elections (“Inspector”) appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes of the shares of Preferred Stock and Common Stock PRESENT IN PERSON OR REPRESENTED BY PROXY at the meeting. All other matters submitted to the stockholders will require the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present as is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares ENTITLED TO VOTE and present in person or represented by proxy. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of directors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. TiVo believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

TiVo will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Preferred Stock and Common Stock beneficially owned by others to forward to such beneficial owners. TiVo may reimburse persons representing beneficial owners of Preferred Stock and Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of TiVo. No additional compensation will be paid to directors, officers or other regular employees for such services.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of TiVo at the its principal executive office, 2160 Gold Street, P.O. Box 2160, Alviso, CA 95002, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Information will not be disclosed except as required by law.

Voting Results

Final voting results will be announced at the meeting and will be published in TiVo’s Quarterly Report on Form 10-Q for the quarter ending October 31, 2002. We file this quarterly report with the Securities and Exchange Commission (“SEC”). After the report is filed, you may obtain a copy by:

•	Visiting our web site; or

•	Contacting our Investor Relations department at (408) 519-9101.

PROPOSAL 1

ELECTION OF DIRECTORS

TiVo’s Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board of Directors is presently composed of ten members. There are three directors in the class whose term of office expires in 2002. Each of the nominees for election to this class is currently a director of TiVo. If elected at the Annual Meeting, each of the nominees would serve until the 2005 Annual Meeting and until his successor has been elected and qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

The names of the nominees and directors, their ages as of May 17, 2002 and certain other information about them are set forth below:

Name of Nominee or Director	Age	Principal Occupation	Director Since
Michael Ramsay (1)	52	Chairman and Chief Executive Officer	1997

Stewart Alsop (1)(3)	50	General Partner, New Enterprise Associates	1997

James Barton (1)	44	Senior Vice President of Research and Development, Chief Technical Officer	1997

Larry N. Chapman (2)	47	Executive Vice President, DIRECTV, Inc.	1999

David H. Courtney	43	Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration	2002

John S. Hendricks	50	Chairman, Chief Executive Officer, Discovery Communications, Inc.	1999

Michael J. Homer (1)(2)	44	Chief Executive Officer, Kontiki, Inc.	1999

Randy Komisar (1)(3)	47	Strategic advisor to various privately held companies	1998

Geoffrey Y. Yang (1)(2)(3)	43	Managing Director, Redpoint Ventures and General Partner, Institutional Venture Partners	1997

David M. Zaslav	42	President, NBC Cable	2000

(1)	Member of the Executive Committee
(2)	Member of the Audit Committee
(3)	Member of the Compensation Committee

There are no family relationships among any of the directors or executive officers of TiVo.

Nominees for Election for a Three-Year Term Expiring at the 2005 Annual Meeting of Stockholders

Larry N. Chapman

Larry N. Chapman has served as a director of TiVo since April 1999. Mr. Chapman was elected to serve on the Board as the nominee of DIRECTV, Inc. (“DIRECTV”) pursuant to an agreement between TiVo and certain stockholders. Since April 2000, Mr. Chapman has been the President of DIRECTV Global Digital Media, Inc., a leading digital television service provider and a unit of Hughes Electronics Corporation. Prior to his present position, Mr. Chapman served in a number of capacities for DIRECTV since its inception in 1990, including Executive Vice President of New Ventures, Advanced Products and Programming, Senior Vice President of Special Markets and Distribution, Senior Vice President of Programming, and Vice President of Business Affairs and Development. Mr. Chapman holds a B.S. degree and M.S. degree in Electrical Engineering from the University of Florida.

David H. Courtney

David Courtney was appointed by our Board to serve as a director in May 2002. Mr. Courtney joined TiVo in March 1999 as Vice President and Chief Financial Officer and in March 2000 was named Senior Vice President for Finance and Administration. Mr. Courtney is currently Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration, serving in this capacity since October 2001. From May 1995 to July 1998, Mr. Courtney served as a Managing Director at J.P. Morgan, an investment banking firm, where he was responsible for building and expanding the firm’s high technology investment banking business in the United States. From 1986 to 1995, Mr. Courtney was a member of the high technology investment banking group at Goldman, Sachs & Co., most recently serving as Vice President. Mr. Courtney currently serves as a director of KQED Television, a non-profit affiliate of the Public Broadcasting System in San Francisco, California. Mr. Courtney holds a B.A. degree in Economics from Dartmouth College and an M.B.A. degree from Stanford University.

John S. Hendricks

John S. Hendricks has served as a director of TiVo since September 1999. Mr. Hendricks was elected to serve on the Board as the nominee of Discovery Communications, Inc. (“Discovery”) pursuant to an agreement between TiVo and certain stockholders. Mr. Hendricks is the Chairman and Chief Executive Officer of Discovery, a privately held, diversified media company, which he founded in 1982. In 1999, Mr. Hendricks formed the Women’s United Soccer Association (“WUSA”), a women’s soccer league. Mr. Hendricks serves as Chairman of the Board of Governors of WUSA. Additionally, Mr. Hendricks serves on the board of directors for the National Cable Television Association and is the Vice-Chair of the Chesapeake Regional 2012 Coalition. Mr. Hendricks also serves on the board of directors of a number of non-profit organizations including the James Madison Council of the Library of Congress, the Nature Conservancy and the Walter Kaitz Foundation. Mr. Hendricks holds a B.A. degree in History and an honorary doctorate from the University of Alabama.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE IN PROPOSAL 1

Directors Continuing in Office Until the 2003 Annual Meeting of Stockholders

Michael Ramsay

Michael Ramsay is a co-founder of TiVo and has served as TiVo’s Chairman of the Board of Directors and Chief Executive Officer since our inception in August 1997. From April 1996 to July 1997, Mr. Ramsay was the Senior Vice President of the Silicon Desktop Group for Silicon Graphics, Inc. (“SGI”), a manufacturer of advanced graphics computers. From August 1994 to April 1996, Mr. Ramsay was President of Silicon Studio, Inc., a wholly owned subsidiary of SGI focused on enabling applications development for emerging interactive media markets. From July 1991 to August 1994, Mr. Ramsay served as the Senior Vice President and General Manager of Silicon Graphics’ Visual Systems Group. Mr. Ramsay also held the positions of vice president and general manager for the Entry Systems Division of SGI. Prior to 1986, Mr. Ramsay held research & development and engineering management positions at Hewlett-Packard and Convergent Technologies. Additionally, Mr. Ramsay serves on the board of directors of Netflix Inc., an online entertainment subscription service company. Mr. Ramsay holds a B.S. degree in Electrical Engineering from the University of Edinburgh, Scotland.

Randy Komisar

Randy Komisar has served as a director of TiVo since March 1998. Mr. Komisar is a consulting professor at Stanford University. Since 1996, Mr. Komisar has been a strategic business advisor and director to various emerging companies. Mr. Komisar was President and Chief Executive Officer of Crystal Dynamics Inc., a video game development and publishing company, between May 1995 and June 1996. He served as President and Chief Executive Officer of LucasArts Entertainment Company, a digital entertainment company, between January 1994 and May 1995. Mr. Komisar holds a B.A. degree in Economics from Brown University and a J.D. degree from Harvard Law School.

Geoffrey Y. Yang

Geoffrey Y. Yang has served as a director of TiVo since October 1997. Since August 1999, Mr. Yang has been a Managing Director of Redpoint Ventures, a venture capital firm. Mr. Yang has been a general partner of Institutional Venture Partners, a venture capital firm since 1989. Mr. Yang is a director of Ask Jeeves, Inc., a provider of natural-language question answering services on the Internet, and Turnstone Systems, Inc., a provider of products that enable DSL services. Mr. Yang holds a B.A. degree in Economics from Princeton University, a B.S.E. degree in Engineering and Management Systems from Princeton University and an M.B.A. degree from Stanford University.

Directors Continuing in Office Until the 2004 Annual Meeting of Stockholders

Stewart Alsop

Stewart Alsop has served as a director of TiVo since October 1997. Since 1998, Mr. Alsop has served as a general partner at New Enterprise Associates, a venture capital investment firm. Mr. Alsop was a venture partner at New Enterprise Associates from 1996 to 1998. Mr. Alsop is also a columnist for Fortune magazine. From June 1991 to 1996, Mr. Alsop served as Senior Vice President and Editor-in-Chief of InfoWorld Media Group, Inc., which publishes InfoWorld, a weekly newspaper for information-technology professionals. Mr. Alsop also serves on the board of directors of Be Inc., a manufacturer of computer operating systems and the board of directors of Boingo Wireless, Inc., a wireless Internet service. He holds a B.A. degree in English from Occidental College.

James Barton

James Barton is a co-founder of TiVo and has served as TiVo’s Vice President of Research and Development, Chief Technical Officer and Director since our inception and is currently Senior Vice President of Research and Development, Chief Technical Officer and Director. From June 1996 to August 1997, Mr. Barton was President and Chief Executive Officer of Network Age Software, Inc., a company that he founded to develop software products targeted at managed electronic distribution. From November 1994 to May 1996, Mr. Barton served as Chief Technical Officer of Interactive Digital Solutions Company, a joint venture of SGI and AT&T Network Systems created to develop interactive television systems. From June 1993 to November 1994, Mr. Barton served as Vice President and General Manager of the Media Systems Division of SGI. From January 1990 to May 1991, Mr. Barton served as Vice President and General Manager for the Systems Software Division of Silicon Graphics. Prior to joining SGI, Mr. Barton held technical and management positions with Hewlett-Packard and Bell Laboratories. Mr. Barton holds a B.S. degree in Electrical Engineering and an M.S. degree in Computer Science from the University of Colorado at Boulder.

Michael J. Homer

Michael J. Homer has served as a director of TiVo since July 1999. Since November 2000, Mr. Homer has been Chairman, Chief Executive Officer and a director of Kontiki, Inc. (formerly known as Zodiac Networks, Inc.), a privately held Internet software company. Mr. Homer was employed by Netscape Communications Corporation, from 1994 to 1998, and has served as a Senior Vice President of America Online, Inc. from March 1998 to 2000. From July 1997 to March 1998, he was Executive Vice President of Sales and Marketing for Netscape, and from October 1994 to July 1997, he served as Netscape’s Vice President of Marketing. Prior to joining Netscape, Mr. Homer served as Vice President of Engineering for GO Corporation, a pen-based software company. Mr. Homer also serves on the board of directors of Palm, Inc., a publicly held provider of mobile and wireless Internet services and handheld computing; and Eazel, Inc., a privately held developer of Internet desktop productivity software. Mr. Homer holds a B.S. degree in Finance from the University of California at Berkeley.

David M. Zaslav

David M. Zaslav has served as a director of TiVo since September 2000. Mr. Zaslav was elected to serve on the Board as the nominee of NBC pursuant to an agreement between TiVo and certain stockholders. Since April 1996, Mr. Zaslav has been the President of NBC Cable, a cable television distribution company which provides CNBC, MSNBC, and Valuevision to cable television systems and satellite television providers across the United States, and which has equity interests in the A&E Network, The History Channel, and Rainbow Media Group. Mr. Zaslav has been employed with NBC since 1989. Prior to his present position, Mr. Zaslav served in a number of capacities for NBC, including Executive Vice President, Business Development, Senior Vice President and General Counsel, NBC Cable. Prior to joining NBC, Mr. Zaslav was an attorney at the law firm of LeBouef, Lamb, Leiby & MacRae, based in New York. Mr. Zaslav also serves on the board of directors of the Arts & Entertainment Network, National Geographic Television, Cable in the Classroom and the Center for Communications in New York. Since 1990, Mr. Zaslav has been an adjunct professor at Fordham University Graduate School. He holds a B.S. degree from SUNY Binghamton and a J.D. degree from Boston University School of Law.

Board Committees, Members and Meetings

During the fiscal year ended January 31, 2002, the Board of Directors held four meetings. The Board has an Executive Committee, an Audit Committee and a Compensation Committee. During the fiscal year ended January 31, 2002, each Board member, attended 75% or more of the aggregate of the meetings of the Board and of the Committees on which he served, held during the period for which he was a director or committee member, respectively. Certain matters were approved by the Board of Directors or a Committee of the Board of Directors by unanimous written consent.

Executive Committee.    The Executive Committee has broad discretionary authority to take most actions that may be taken by the Board of Directors, including acting upon recommendations of other committees of the Board of Directors, declaring a dividend, authorizing the issuance of stock and administering our stock plans. Actions the Executive Committee is not authorized to take include: amending our Certificate of Incorporation or Bylaws, adopting an agreement of merger or consolidation or appointing members to other committees of our Board of Directors. The Executive Committee met five times during the fiscal year ended January 31, 2002 and once had certain matters approved by unanimous written consent. The Executive Committee consists of Messrs. Ramsay, Barton, Yang, Alsop, Homer and Komisar.

Compensation Committee.    The Compensation Committee is responsible for determining salaries and incentive compensation for our directors, officers, employees and consultants, and administering our stock option incentive plans. The Compensation Committee consists of Messrs. Alsop, Komisar and Yang and met twice during the last fiscal year.

Audit Committee.    The Audit Committee is responsible for, among other things, making recommendations to the Board of Directors regarding the engagement of our independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, and reviewing the adequacy of our internal accounting controls. The Audit Committee is composed of outside directors who are not our officers or employees. The Audit Committee met twice during the fiscal year ended January 31, 2002 and consists of Messrs. Yang, Chapman and Homer. The members of the Audit Committee are independent within the meaning of Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews TiVo’s financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of three independent non-employee directors and operates under a written charter (attached as Exhibit A to our 1999 proxy statement filed with the SEC on July 6, 2000) adopted by the Board of Directors. No member of the Audit Committee is employed by or has any material relationship with TiVo. Management has the primary responsibility for preparing the financial statements and the reporting process, including TiVo’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended January 31, 2002 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, and the clarity of financial statement disclosures. The Audit Committee reviewed with the independent auditors, who were responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of TiVo’s financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee received from and discussed with the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee also reviewed and discussed with the independent auditors any matters required to be considered by Statement on Auditing Standards No. 61 (Communications with Audit Committees) and No. 90 (Audit Committee Communications). The Audit Committee periodically met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of TiVo’s internal controls and the overall quality of TiVo’s financial reporting. In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2002 for filing with the Securities and Exchange Commission.

Arthur Andersen LLP (“Arthur Andersen”) has served as the independent auditor of the Company since 1998. On May 9, 2002, the Executive Committee of the Board of Directors of TiVo Inc. adopted the recommendation of the Audit Committee to dismiss Arthur Andersen and to engage KPMG to serve as its new independent auditors for its fiscal year ending January 31, 2003.

The reports of Arthur Andersen on the consolidated financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the two most recent fiscal years and through May 9, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter in connection with its report on TiVo’s consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the two most recent fiscal years and through the May 9, 2002, neither TiVo nor anyone acting on our behalf consulted KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on TiVo’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Independent Auditors Fees

In addition to retaining Arthur Andersen to audit the consolidated financial statements for the fiscal year ended January 31, 2002, TiVo retained Arthur Andersen as well as one other accounting firm in the United Kingdom, Blick Rothenberg Chartered Accountants, to provide various accounting services during the fiscal year ended January 31, 2002. The aggregate fees billed for professional services by Arthur Andersen in the fiscal year ended January 31, 2002 for these various services were:

Audit Fees.    The aggregate fees billed by TiVo’s principal accounting firm, Arthur Andersen for professional services rendered for the audit of the annual financial statements and the reviews of the financial statements included in TiVo’s Quarterly Reports on Form 10-Q for the fiscal year ended January 31, 2002 totaled $153,000.

All Other Fees.    Arthur Andersen also billed TiVo $263,000 for the following services:

•	$144,000 corporate and expatriate tax planning;

•	$64,000 SEC registration statements and consents;

•	$32,000 accounting consultations that were not the result of an audit or review; and

•	$23,000 employee benefit plan audits.

Financial Information Systems Design and Implementation Fees.    Arthur Andersen did not provide services related to financial information systems design or implementation during the fiscal year ended January 31, 2002.

After careful consideration, we the Audit Committee of the Board of Directors have concluded that the provisioning of these non-audit services by Arthur Andersen is compatible with maintaining the auditor’s independence.

Audit Committee

Geoffrey Y. Yang
Larry N. Chapman
Michael J. Homer

Compensation of Directors

Each non-employee director of TiVo is eligible for reimbursement for his expenses incurred in connection with attendance at Board meetings in accordance with TiVo’s policy. Directors who are also executive officers do not receive any additional compensation for serving as members of the Board or any other committee of the Board.

Each non-employee director of TiVo also receives stock option grants under the 1999 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Only non-employee directors of TiVo or an affiliate of such directors (as defined in the Internal Revenue Code of 1986, as amended) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by TiVo not to qualify as incentive stock options under the Code.

Option grants under the Directors’ Plan are non-discretionary. Under the Director’s Plan, non-employee directors are granted a nonstatutory option to purchase 20,000 shares of Common Stock on the date on which such person is first elected or appointed a director. Options initially granted under the Directors’ Plan vest over a two-year period at a rate of 1/24th per month. In addition, on the day after each of our annual meetings of stockholders, starting with the Annual Meeting in 2001, each non-employee director will automatically receive an option for 10,000 shares if the director has been a non-employee director for at least the prior eighteen months. This option will be fully vested upon its grant. The exercise price of options under the Directors’ Plan will be equal to the fair market value of the Common Stock on the date of grant.

Options generally have an exercise price equal to 100% of the fair market value of the Common Stock on the grant date. The option term is 10 years but it terminates three months after the optionholder’s service as a director, an employee or a consultant to TiVo or its affiliates terminates. If such termination is due to the optionholder’s disability, the exercise period is extended to 12 months. If such termination is due to the optionholder’s death or if the optionholder dies within three months after his or her service terminates, the exercise period is extended to 18 months following death. The optionholder may transfer the option by gift to immediate family or for estate-planning purposes. The optionholder also may designate a beneficiary to exercise the option following the optionholder’s death. Otherwise, the option exercise rights will pass by the optionholder’s will or by the laws of descent and distribution. Transactions not involving receipt of consideration by TiVo, such as a merger, consolidation, reorganization, stock dividend or stock split, may change the class and number of shares subject to the Directors’ Plan and to outstanding options. In that event, the Board will appropriately adjust the Directors’ Plan as to the class and the maximum number of shares subject to the Directors’ Plan and subject to future option grants. It also will adjust outstanding options as to the class, number of shares and price per share subject to such options. Upon a change in control of TiVo, the vesting and exercisability of outstanding options will accelerate, and the options will terminate unless an acquiring corporation assumes or replaces outstanding options.

During the fiscal year ended January 31, 2002, TiVo granted options to purchase 70,000 shares to seven non-employee directors of TiVo, at exercise prices per share of $5.50. As of January 31, 2002, options to purchase 21,667 options had been exercised under the 1999 Non-Employee Directors’ Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of TiVo’s common stock as of May 17, 2002 by: (i) each director; (ii) each of the executive officers named in the Summary of Executive Compensation table; (iii) all executive officers and directors of TiVo as a group; and (iv) all those known by TiVo to be beneficial owners of more than five percent of TiVo’s common stock.

Beneficial Owner	Beneficial Ownership (1)
Executive Officers and Directors	Number of Shares	Percent of Total
Michael Ramsay (2)	2,916,199	6.0%
James Barton (3)	1,653,099	3.4%
David Courtney (4)	471,764	1.0%
Ta-Wei Chien (5)	429,278	*
Brodie Keast (6)	399,348	*
Morgan Guenther (7)	269,939	*
David Zaslav (8)	4,346,390	8.5%
Geoffrey Y. Yang (9)	3,697,076	7.7%
Larry N. Chapman (10)	3,572,542	7.5%
John S. Hendricks (11)	2,406,900	4.9%
Randy Komisar (12)	263,133	*
Stewart Alsop (13)	49,703	*
Michael J. Homer (14)	30,000	*

5% Stockholders
America Online, Inc. 22000 AOL Way Dulles, VA 20166-9323	7,022,318	14.3%

National Broadcasting Company, Inc. (8) 30 Rockefeller Plaza, 10th Floor New York, NY 10112	4,346,390	8.5%

Entities Affiliated with Institutional Venture Partners (15) 3000 Sand Hill Road Building 2, Suite 290 Menlo Park, CA 94025	3,628,555	7.6%

DIRECTV, Inc. (10) 2230 East Imperial Highway El Segundo, CA 90245	3,542,542	7.4%

Sony Corporation of America 550 Madison Avenue New York, NY 10022-3211	2,643,482	5.5%

Discovery Communications, Inc. (16) 7700 Wisconsin Avenue Bethesda, MD 20814-3579	2,376,900	4.8%

All executive officers and directors as a group (13 persons) (17)	20,505,370	36.8%

*	Less than one percent.
(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 47,727,190 shares outstanding on May 17, 2002 adjusted as required by rules promulgated by the Securities and Exchange Commission.

(2)	Includes 981,200 shares Mr. Ramsay has the right to acquire pursuant to outstanding options exercisable within 60 days of May 17, 2002, 320,575 of which will not have vested.
(3)	Includes 303,100 shares Mr. Barton has the right to acquire pursuant to outstanding options exercisable within 60 days of May 17, 2002, 129,665 of which will not have vested.
(4)	Includes 458,259 shares Mr. Courtney has the right to acquire pursuant to outstanding options exercisable within 60 days of May 17, 2002, 184,755 shares of which will not have vested.
(5)	Includes 328,100 shares Mr. Chien has the right to acquire pursuant to outstanding options exercisable within 60 days of May 17, 2002, 149,274 shares of which will not have vested.
(6)
Includes 225 shares held by Mr. Keast as custodian for a son under the California Uniform Transfers to Minors Act, 200 shares held by Mr. Keast as custodian for a son under the California Uniform Transfers to Minors Act, and 200 shares held by Mr. Keast as spouse of custodian for a daughter under the California Uniform Transfers to Minors Act. Also includes 398,723 shares subject to stock options exercisable within 60 days of May 17, 2002, 187,576 shares of which will not have vested.

(7)	Includes 269,769 shares Mr. Guenther has the right to acquire pursuant to outstanding options exercisable within 60 days of May 17, 2002, 98,493 shares of which will not have vested.
(8)
Includes (i) 1,013,513 shares held by NBC Multimedia, Inc., (ii) 1,834,862 shares underlying $10,000,000 principal amount of our 7% Convertible Senior Notes, assuming the current conversion price of $5.45 per share, held by National Broadcasting Company, Inc., and (iii) 1,478,014 shares underlying warrants held by National Broadcasting Company, Inc. Mr. Zaslav, a member of our Board of Directors, is an officer of NBC Cable Networks, an affiliate of NBC Multimedia, Inc. Mr. Zaslav disclaims beneficial ownership of such shares. Also includes 20,000 shares subject to stock options exercisable within 60 days of May 17, 2002, 834 shares of which will not have vested, and all of which Mr. Zaslav holds as nominee for National Broadcasting Company, Inc. and disclaims beneficial ownership thereof.

(9)
Includes 3,464,990 shares of stock owned by Institutional Venture Partners VII, L.P., 71,746 shares of stock owned by Institutional Venture Management VII, L.P. and 91,819 shares of stock owned by IVP Founders Fund I, L.P. Mr. Yang, one of our directors, is a general partner of International Venture Management VII, L.P., the general partner of Institutional Venture Partners VII, L.P., and a general partner of Institutional Venture Management VI, L.P., the general partner of IVP Founders Fund I, L.P. Mr. Yang disclaims beneficial ownership of these shares except to the extent of his individual partnership interests, but exercises sole voting and investment power with respect to 13,700 shares and shared voting and investment power with respect to the remainder of these shares. Also includes 30,000 shares Mr. Yang has right to acquire pursuant to outstanding options exercisable within 60 days of May 17, 2002, all of which will have vested.

(10)
Includes 3,386,601 shares and warrants to purchase 155,941 shares held by DIRECTV, Inc. Mr. Chapman is an officer of DIRECTV, Inc. and is a member of our Board of Directors. Mr. Chapman disclaims beneficial ownership of such shares. Individual beneficial holdings of Mr. Chapman also includes 30,000 shares Mr. Chapman has right to acquire pursuant to outstanding stock options exercisable within 60 days of May 17, 2002, all of which will have vested.

(11)
Includes 720,461 shares held by Discovery Communications, Inc. Mr. Hendricks is an officer of Discovery Communications, Inc. and is a member of our Board of Directors. Mr. Hendricks disclaims beneficial ownership of, but exercises shared voting and investment power with respect to, such shares. Also includes (i) 917,431 shares underlying $5,000,000 principal amount of our 7% Convertible Senior Notes, assuming the current conversion price of $5.45 per share, held by Discovery Communications, Inc. and (ii) 739,008 shares underlying warrants held by Discovery Communications, Inc. Mr. Hendricks disclaims beneficial ownership of such shares. Also includes 30,000 shares Mr. Hendricks has right to acquire pursuant to outstanding stock options exercisable within 60 days of May 17, 2002, all of which will have vested.

(12)	Includes 30,000 shares Mr. Komisar has the right to acquire pursuant to outstanding options exercisable within 60 days of May 17, 2002, all of which will have vested.
(13)	Includes 30,000 shares Mr. Alsop has the right to acquire pursuant to outstanding options exercisable within 60 days of May 17, 2002, all of which will have vested.

(14)	Includes 30,000 Mr. Homer has the right to acquire pursuant to outstanding options exercisable within 60 days of May 17, 2002, all of which will have vested.
(15)
Includes 3,464,990 shares of stock owned by Institutional Venture Partners VII, L.P., 71,746 shares of stock owned by Institutional Venture Management VII, L.P. and 91,819 shares of stock owned by IVP Founders Fund I, L.P.

(16)
Includes (i) 720,461 shares, (ii) 917,431 shares underlying $5,000,000 principal amount of our 7% Convertible Senior Notes, assuming the current conversion price of $5.45 per share, held by Discovery Communications, Inc. and (iii) 739,008 shares underlying warrants held by Discovery Communications, Inc.

(17)	Includes 2,919,151 shares subject to options exercisable within 60 days of May 17, 2002, 1,071,172 of which will not have vested.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following table shows for the fiscal year ended January 31, 2002, the one-month transition period ended January 31, 2001 and the fiscal years ending December 31, 2000 and 1999 compensation awarded, paid to, or earned by, our Chief Executive Officer, our President and our four other most highly compensated executive officers.

Summary of Executive Compensation

		Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary			Bonus		Other Annual Compensation	Securities Underlying Options/ SARs (#)	All Other Compensation
Michael Ramsay Chairman of the Board and Chief Executive Officer	FY 2002 One-month* FY 2000 FY 1999	$ $ $ $	325,000 27,083 300,644 218,750		$ $ $ $	53,625 — 22,500 —	$ — $ — $ — $ —	275,000 — 150,000 650,000	$ $ $ $	— — — —

Morgan Guenther President	FY 2002 One-month* FY 2000 FY 1999	$ $ $ $	234,401 18,333 200,000 113,718	**	$ $ $ $	25,410 — 85,089 25,000	$ — $ — $ — $ —	225,000 — 50,000 200,000	$ $ $ $	— — 918,488 —	***

James Barton Senior Vice President of Research and Development, Chief Technical Officer and Director	FY 2002 One-month* FY 2000 FY 1999	$ $ $ $	275,000 22,917 250,285 195,833		$ $ $ $	31,760 — 20,000 —	$ — $ — $ — $ —	150,000 — 100,000 100,000	$ $ $ $	— — — —

Ta-Wei Chien Senior Vice President, General Manager of TiVo Technologies	FY 2002 One-month* FY 2000 FY 1999	$ $ $ $	275,000 22,917 250,232 190,000		$ $ $ $	31,760 — 39,000 —	$ — $ — $ — $ —	175,000 — 100,000 100,000	$ $ $ $	— — — —

David H. Courtney Chief Financial Officer, Executive Vice President Worldwide Operations and Administration	FY 2002 One-month* FY 2000 FY 1999	$ $ $ $	275,000 22,917 250,265 187,500	**	$ $ $ $	108,510 — 20,000 69,000	$ — $ — $ — $ —	170,000 — 100,000 305,782	$ $ $ $	— — — —

Brodie Keast Senior Vice President, General Manager TiVo Service	FY 2002 One-month* FY 2000 FY 1999	$ $ $ $	275,000 22,917 250,000 18,109	**	$ $ $ $	41,750 25,000 2,100 —	$ — $ — $ — $ —	220,000 — 30,000 200,000	$ $ $ $	— — — —

*	Information is for the one-month transition period from January 1, 2001 to January 31, 2001 only.
**
Mr. Guenther joined the Company in June 1999 his annualized salary for the fiscal year 1999 was $200,000. Mr. Courtney joined the Company in March 1999 his annualized salary for the fiscal year 1999 was $225,000. Mr. Keast joined the Company in December 1999 his annualized salary for the fiscal year 1999 was $250,000.

***
Mr. Guenther joined the Company in June 1999. The All Other Compensation amounts disclosed for Mr. Guenther in 2000 consists of $918,488 of taxable income from a disqualifying disposition resulting from a gain from the same day exercise and sale of stock options by Mr. Guenther.

Stock Option Grants And Exercises

TiVo grants stock options to its executive officers under its 1997 Equity Incentive Plan and 1999 Equity Incentive Plan. As of January 31, 2002, options to purchase a total of 10,424,966 shares were outstanding under the 1997 and 1999 Equity Incentive Plans, and shares available for future option grants under these plans were 6,372,036. The following tables show, for the fiscal year ended January 31, 2002, certain information regarding options granted to, exercised by, and held at year-end by, the executive officers listed on the “Summary of Executive Compensation” table above. The exercise price of each option granted was equal to the fair market value of TiVo’s common stock as quoted on the NASDAQ for the date of grant. The exercise price may be paid in cash, in shares of TiVo’s common stock valued at fair value on the exercise date or through a cashless exercise procedure involving same-day sale of the purchased shares.

The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% or 10% appreciation are calculated by:

•	multiplying the number of shares of common stock subject to a given option by the exercise price per share;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

•	subtracting from that result the aggregate option exercise price.

The shares listed in the following table under “Number of Securities Underlying Options/SARs Granted” are subject to vesting. Stock options listed in the table that expire prior to September 27, 2001 vest ratably over 48 months. Stock options listed in the table that expire on or after September 27, 2011 vest according to the following schedule: one-third vest on the six month anniversary of the grant date; the remaining two-thirds vest on the one-year anniversary of the grant date. Each of the options has a ten-year term, subject to earlier termination if the optionee’s employment or service with the Company ceases. Under certain circumstances following a change of control, the vesting of such option grants may accelerate and become immediately exercisable. See the section below entitled “Certain Relationships and Related Transactions” for a description of the stock options that have been granted to Messrs. Ramsay, Guenther, Barton, Chien, Courtney and Keast.

Percentages shown under “Percent of Total Options/SARs Granted to Employees in Fiscal Year Ended January 31, 2002” are based on options to purchase 4,656,000 shares of TiVo’s common stock granted to TiVo’s employees during the year ended January 31, 2002.

Option/SAR Grants During the Fiscal Year Ended January 31, 2002

	Individual Grants			Expiration Date
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year Ended January 31, 2002	Exercise or Base Price ($/Share)		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5% ($)	10% ($)
Michael Ramsay	125,000 150,000	2.68% 3.22%	$6.31 $3.25	2/06/11 9/27/11	$496,237 $306,586	$ $	1,257,562 776,949

Subtotal	275,000	5.91%

Morgan Guenther	50,000 75,000 100,000	1.07% 1.61% 2.15%	$6.31 $3.25 $5.35	2/06/11 9/27/11 11/01/11	$198,495 $153,293 $336,459	$ $ $	503,025 388,475 852,652

Subtotal	225,000	4.83%

James Barton	75,000 75,000	1.61% 1.61%	$6.31 $3.25	2/06/11 9/27/11	$297,742 $153,293	$ $	754,537 388,475

Subtotal	150,000	3.22%

Ta Wei Chien	100,000 75,000	2.15% 1.61%	$6.31 $3.25	2/06/11 9/27/11	$396,990 $153,293	$ $	1,006,050 388,475

Subtotal	175,000	3.76%

David H. Courtney	100,000 70,000	2.15% 1.50%	$6.31 $3.25	2/06/11 9/27/11	$396,990 $143,074	$ $	1,006,050 362,576

Subtotal	170,000	3.65%

Brodie Keast	140,000 80,000	3.01% 1.72%	$6.31 $3.25	2/06/11 9/27/11	$555,786 $163,513	$ $	1,408,470 414,373

Subtotal	220,000	4.73%

The following table sets forth the number and value of securities underlying unexercised options that are held by the executive officers listed on the “Summary of Executive Compensation” table above. Amounts shown under the column “Value Realized” include the proceeds received from the options exercised, which is calculated by multiplying the deemed fair value per share on the date of exercise less the option exercise price per share times the number of shares exercised. Amounts shown under the column “Value of Unexercised In-the-Money Options/SARs at January 31, 2002” are based on the closing price of TiVo’s common stock ($6.07) on January 31, 2002, as reported on the NASDAQ National Market, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares. TiVo’s stock option plans allow for the early exercise of options granted to employees prior to August 8, 2001. For options granted subsequent to August 8, 2001, options are exercisable as vested. All options exercised early are subject to repurchase by TiVo at the original exercise price, upon the option holder’s cessation of employment or service to the company prior to the vesting of the shares.

Aggregated Option/SAR Exercises During the Fiscal Year Ended January 31, 2002,
and Option/SAR Values as of January 31, 2002

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at January 31, 2002 (#) Exercisable/Unexercisable	Value of Unexercised, In-the-Money Options/SARs at January 31, 2002 ($) Exercisable/Unexercisable
Michael Ramsay	—	$—	925,000 / 150,000	$	— / $423,000
Morgan Guenther	—	$—	229,168 / 175,000	$	— /$283,500
James Barton	—	$—	275,000 / 75,000	$	— / $211,500
Ta-Wei Chien	—	$—	300,000 / 75,000	$	— / $211,500
David H. Courtney	—	$—	430,782 / 70,000	$	— / $197,400
Brodie Keast	—	$—	370,000 / 80,000	$	— / $225,600

Employment Contracts, Employment Severance and Change of Control Agreements

TiVo does not have employment agreements with any of its executive directors.

The Board of Directors has approved change of control provisions for stock options granted to all employees, including TiVo’s executive officers. Pursuant to the change of control provisions, employees are entitled to acceleration of vesting on a portion of stock options held by them in the event the employee is terminated or his or her job is materially changed following a change of control of the company. If change of control provisions are triggered, non-executive officer employees are entitled to acceleration of twenty-five percent (25%) of their unvested options and executive officer employees are entitled to acceleration of all of their unvested options. Additionally, executive officer employees will be paid 100% of their annual base salary and 100% of the targeted annual bonus. Under stock options granted to them, Mr. Ramsay and Mr. Barton are entitled to accelerated vesting on all of their outstanding options if the change of control provisions of their option grants are triggered.

Certain Relationships and Related Transactions

Option Grants to Executive Officers

The Company granted options to purchase 125,000 shares of TiVo common stock at an exercise price of $6.31 on February 6, 2001 and options to purchase 150,000 shares of TiVo common stock at an exercise price of $3.25 on September 27, 2001 to Michael Ramsay, TiVo’s Chairman and Chief Executive Officer. Previously the Company had granted options to Mr. Ramsay to purchase 150,000 shares of TiVo common stock at an exercise price of $21.00 per share on June 5, 2000 and options to purchase 650,000 shares of TiVo common stock at an exercise price of $6.50 per share on June 15, 1999. These options are subject to vesting as follows: 25% of the shares vest twelve months after the date of grant and 2.083% of the shares vest each month thereafter. These options will expire ten years from the date of grant. TiVo recorded $115,781 of compensation expense for the year ended January 31, 2002 in connection with options granted to Mr. Ramsay.

The Company granted options to purchase 50,000 shares of TiVo common stock at an exercise price of $6.31 on February 6, 2001 to Morgan Guenther, TiVo’s President. In addition the Company granted Mr. Guenther options to purchase 75,000 shares of TiVo common stock at an exercise price of $3.25 on September 27, 2001 and options to purchase 100,000 shares of TiVo common stock at an exercise price of $5.35 on November 1, 2001. Previously the Company had granted options to Mr. Guenther to purchase 30,000 shares of TiVo common stock at an exercise price of $20.00 per share on May 23, 2000; options to purchase 20,000 shares of TiVo common stock at an exercise price of $32.32 per share on February 28, 2000; and options to purchase 200,000 shares of TiVo common stock at an exercise price of $6.50 per share on June 16, 1999. These options are subject to vesting as follows: 25% of the shares vest twelve months after the date of grant and 2.083% of the shares vest each month thereafter. These options will expire ten years from the date of grant. TiVo recorded $35,625 of compensation expense for the year ended January 31, 2002 in connection with options granted to Mr. Guenther.

The Company granted options to purchase 75,000 shares of TiVo common stock at an exercise price of $6.31 on February 6, 2001 and options to purchase 75,000 shares of TiVo common stock at an exercise price of $3.25 on September 27, 2001 to James Barton, TiVo’s Senior Vice President, Research & Development and Chief Technical Officer. Previously the Company had granted options to Mr. Barton to purchase 100,000 shares of TiVo common stock at an exercise price of $21.00 on June 5, 2000 and 100,000 shares of TiVo common stock at an exercise price of $6.50 on June 16, 1999. These options are subject to vesting as follows: 25% of the shares vest twelve months after the date of grant and 2.083% of the shares vest each month thereafter. These options will expire ten years from the date of grant. TiVo recorded $17,813 of compensation expense for the year ended January 31, 2002 in connection with options granted to Mr. Barton.

The Company granted options to purchase 100,000 shares of TiVo common stock at an exercise price of $6.31 on February 6, 2001 and options to purchase 75,000 shares of TiVo common stock at an exercise price of $3.25 on September 27, 2001 to Ta Wei Chien, TiVo’s Senior Vice President, General Manager TiVo Technologies. Previously the Company had granted options to Mr. Chien to purchase 100,000 shares of TiVo common stock at an exercise price of $20.00 on May 23, 2000, 100,000 shares of TiVo common stock at an exercise price of $6.50 on June 16, 1999 and 338,542 shares of TiVo common stock at an exercise prices of $.04 on March 23, 1998. These options are subject to vesting as follows: 25% of the shares vest twelve months after the date of grant and 2.083% of the shares vest each month thereafter. These options will expire ten years from the date of grant. TiVo recorded $17,813 of compensation expense for the year ended January 31, 2002 in connection with options granted to Mr. Chien.

The Company granted options to purchase 100,000 shares of TiVo common stock to David H. Courtney, TiVo’s Chief Financial Officer, Executive Vice President, Worldwide Operations and Administration, at an exercise price of $6.31 per share on February 6, 2001 and an option to purchase 70,000 shares of common stock at an exercise price of $3.25 per share on September 27, 2001. Previously the Company had granted options to Mr. Courtney to purchase 100,000 shares of common stock on May 23, 2000 at an exercise price of $20.00 and 254,818 shares of common stock on March 12, 1999 at an exercise price of $1.00 per share. These options are subject to vesting as follows: 25% of the shares vest twelve months after the date of grant and 2.083% of the shares vest each month thereafter. On March 12, 1999, we also granted Mr. Courtney an option to purchase 50,964 shares of TiVo common stock at an exercise price of $1.00 per share. This option vests monthly over a four-year period that began upon the completion of TiVo’s initial public offering in September 1999. These options will expire ten years from the date of grant. TiVo recorded $101,927 of compensation expense for the year ended January 31, 2002 in connection with options granted to Mr. Courtney.

The Company granted options to purchase 140,000 shares of TiVo common stock at an exercise price of $6.31 on February 6, 2001 and options to purchase 80,000 shares of TiVo common stock at an exercise price of $3.25 on September 27, 2001 to Brodie Keast, TiVo’s Senior Vice President, General Manager TiVo Service. Previously the Company had granted options to Mr. Keast to purchase 30,000 shares of TiVo common stock at an exercise price of $20.00 per share on May 23, 2000; options to purchase 75,000 shares of TiVo common stock at an exercise price of $16.00 per share on December 14, 1999; and options to purchase 125,000 shares of TiVo common stock at an exercise price of $35.75 per share on December 14, 1999. These options are subject to vesting as follows: 25% of the shares vest twelve months after the date of grant and 2.083% of the shares vest each month thereafter. These options will expire ten years from the date of grant. TiVo recorded $310,059 of compensation expense for the year ended January 31, 2002 in connection with options granted to Mr. Keast.

Other Transactions with Executive Officers, Directors and Five Percent Stockholders

TiVo has entered into indemnity agreements with its directors that provide, among other things, that TiVo will indemnify these persons, under circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be a party by reason of his or her position as a director, and otherwise to the full extent permitted under Delaware law and TiVo’s Bylaws.

In April 1999, the Company entered into an agreement with DIRECTV to promote and offer support for the TiVo Service and products that enable the TiVo Service (the “DIRECTV Agreement”). Under the DIRECTV Agreement, DIRECTV provides a variety of marketing and sales support to promote TiVo and the TiVo Service, collaborate on certain product development efforts and make a portion of the bandwidth capacity of DIRECTV’s satellite network available to TiVo.

The Company issued 1,852,329 shares of common stock to DIRECTV in exchange for marketing services under the DIRECTV Agreement. The shares were non-forfeitable and were valued at an estimated fair value of $6.50 per share. The Company recorded prepaid marketing expenses classified as a contra-equity account related to the issuance of these shares of common stock of $12.0 million. These prepaid marketing expenses are expensed as the marketing services are provided over the two-year service period. The Company expensed $3.8 million, $502,000, $6.0 million and $1.7 million during the fiscal year ended January 31, 2002, the one-month transition period ended January 31, 2001 and calendar years ended December 31, 2000 and 1999, respectively.

Additionally, in April 1999, the Company issued 1,128,867 shares of common stock to DIRECTV in exchange for a $2.8 million promissory note due at the end of a three-year service period which began October 2000. The shares were valued at an estimated fair value of $6.50 per share. The $4.5 million of estimated fair value in excess of the balance of the note was recorded as a prepaid marketing expense contra-equity account. This $4.5 million prepaid marketing expense is amortized into sales and marketing—related parties expense as the bandwidth services are provided over the three-year service period. DIRECTV may repay the note either by providing bandwidth capacity at no additional charge or by paying in cash. At the end of the three-year service period, if specified milestones are not achieved, TiVo will have the right to repurchase some or all of these shares at $.001 per share. Amortization of the prepaid marketing expense and the note receivable began in calendar year 2000. For the fiscal year ended January 31, 2002, the one-month transition period ended January 31, 2001 and calendar year ended December 31, 2000, $941,000, $78,000 and $235,000 had been amortized, respectively, for providing bandwidth as repayment of the note receivable as sales and marketing—related parties expense. Also, $1.5 million, $125,000 and $376,000 had been amortized for prepaid marketing expense as sales and marketing—related parties expense for the fiscal year ended January 31, 2002, the one-month transition period ended January 31, 2001 and calendar year ended December 31, 2000, respectively.

In addition to the equity consideration for DIRECTV’s marketing services described above, DIRECTV receives a percentage of TiVo’s subscription revenues attributable to DIRECTV/TiVo subscribers. These amounts are expensed as earned and included in sales and marketing—related parties expense.

On October 6, 2000, TiVo and DIRECTV signed a Warrant and Registration Rights Agreement. Under the terms of this agreement, DIRECTV has the right to purchase shares of TiVo common stock for each sale of the DIRECTV receiver with TiVo recorder. The strike price is calculated as the average daily closing price of a share of common stock of the Company as reported on the Nasdaq for the five trading days of the month in which the warrants were earned. As of January 31, 2002, DIRECTV had earned the right to receive common stock warrants to purchase 155,941 shares at exercises prices ranging from $4.58-$12.88 which were issued in April 2002. The fair value of each warrant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants: weighted average risk-free interest rates of between 3.99% and 5.85%; expected dividend yield of zero percent; expected lives of two years for the warrants; and expected volatility of 70%. The value of warrants of $173,000, $76,000 and $121,000 was expensed as sales and marketing—related parties expense for calendar year ended December 31, 2000, the one-month transition period ended January 31, 2001 and fiscal year ended January 31, 2002, respectively.

During the fourth quarter of 2000, TiVo, Philips, Sony, Hughes and DIRECTV signed nine-month Marketing Agreements to encourage the sales of the DIRECTV receiver with TiVo Service. Under the terms of these agreements, TiVo recognizes a sales and marketing—related parties expense on each sale of a DIRECTV receiver with TiVo Service to a consumer from an authorized DIRECTV dealer. All payments to dealers are made through DIRECTV. As of January 31, 2002, $17.2 million had been recognized as sales and marketing—related parties expense.

On September 28, 2001, the Company entered into a letter agreement with DIRECTV, which modified the terms of the then-existing buy-down contribution arrangement pursuant to which TiVo and DIRECTV contribute an amount of money to DIRECTV dealers selling DIRECTV receivers with TiVo Service. The letter agreement also modified the terms of the revenue-sharing arrangement with DIRECTV, and thereby effectively eliminated the Company’s obligation to issue warrants to DIRECTV under the Warrant and Registration Rights Agreement, dated October 6, 2000, between TiVo and DIRECTV, other than those warrants which had accrued under the Warrant and Registration Rights Agreement prior to July 7, 2001. The letter agreement additionally provides for the delivery of certain marketing assets to us by DIRECTV and amends certain portions of the Marketing Agreement with DIRECTV, dated April 13, 1999. The letter agreement fixed the allocation of the buy-down contribution payments and the rates of the revenue share through January 31, 2002. On January 7, 2002, TiVo entered into another letter agreement with DIRECTV, which amended and supplemented the September 28, 2001 letter agreement, extending the buy-down contribution arrangement beyond January 31, 2002 and setting forth additional buy-down contribution allocations and revenue share rates for such subsequent period.

On February 15, 2002, the Company entered into a new product development agreement and a services agreement with DIRECTV, Inc. Under the terms of the new development agreement, DIRECTV has agreed to pay TiVo a technology development fee to develop a next-generation advanced DIRECTV receiver based on the Company’s recently announced Series2 digital video recording technology platform. Under this agreement, DIRECTV has assumed primary responsibility for customer acquisition and support for all next-generation DIRECTV receivers, as well as packaging and branding of DIRECTV’s digital video recording services. Provided that the Company meets its obligations under the agreement, TiVo will not be required to subsidize or to make other payments to support the sale of current or next-generation receivers. DIRECTV will pay TiVo per-account monthly fees to provide server support and limited customer support to users of the next-generation receivers. In addition, upon deployment of the next-generation receivers, the Company’s compensation for monthly subscribers of current DIRECTV receivers with its digital recording service will shift to a similar per-account monthly fee basis. The term of the product development agreement is five years. Under the agreement, DIRECTV additionally has the option to purchase a non-exclusive license of the Company’s digital video recording technology. In connection with its exercise of this option, DIRECTV would be required to pay TiVo an upfront fee, per-unit royalties and other fees.

Under the terms of the services agreement, DIRECTV has agreed to distribute, under a revenue-sharing relationship, TiVo Service that enable advanced automatic recording capabilities and the delivery of promotional video to the receiver’s hard-disk drive. In exchange for the Company’s license to use the software tools that allow DIRECTV to distribute these services directly, DIRECTV has agreed to pay TiVo a fee. The license is granted to DIRECTV in exchange for the fee on an annual basis and is renewable up to four times. The term of the services agreement is three years.

On February 15, 2002, TiVo and DIRECTV entered into an Amendment to Marketing Agreement and Tax Agreement. The amendment provides that several terms of the nine-month Marketing Agreements described above, including those relating to, among other things, the billing system, customer service and customer data, be replaced by the terms set forth in the Development Agreement. In conjunction with the execution of the Development Agreement, the amendment also revises provisions relating to, among other things, permanent revenue share for the TiVo stand-alone receiver, bandwidth allocation, promotional activities, the subscriber billing system and certain indemnification obligations set forth in the Marketing Agreement. The Amendment also modifies the Company’s indemnity obligations under the Tax Agreement, entered into with DIRECTV as of

July 24, 2001, such that, following a specific milestone date set forth in the Development Agreement, DIRECTV will have responsibility for taxability determinations.

On August 28, 2001, the Company issued convertible debt with warrants in a private placement to accredited investors. The accredited investors include two existing stockholders—NBC and Discovery Communications, who became five percent stockholders due to their acquisition of such convertible notes with warrants.

The convertible debt issued to NBC has a face value of $10.0 million and was issued in exchange for $5.0 million in cash and $5.0 million in advertising services. Warrants, which expire in 2006, to purchase a total of 490,196 shares of TiVo common stock at an exercise price of $7.85 per share were issued in addition to the convertible debt issued to NBC. Two sets of additional warrants, issued as a unit, were also issued to NBC. The first set of warrants, which expire after one year from date of issuance, unless earlier terminated, gives NBC the right to purchase a total of 742,721 shares of TiVo common stock at an exercise price of $6.73 per share. The second set of warrants, which are not exercisable until the corresponding one-year warrants are exercised and will terminate if the one-year warrants are not exercised before they terminate, otherwise expire after five years from date of issuance, unless earlier terminated, gives NBC the right to purchase a total of 245,098 shares of TiVo common stock at an exercise price of $7.85 per share. The estimated fair market value of the warrants issued to NBC is $1.9 million, as determined using the Black-Scholes options-pricing model. The principal assumptions used in the Black-Scholes computation were: 1 year or 5 year term; fair market value of TiVo common stock at the date of issuance of $7.85 per share; a risk-free rate of return of 4.42%; dividend yield of zero percent; and a volatility of 50%. The value of the warrants was recorded as a discount on the convertible notes. The discount is being amortized to financing expense and accreted to the face value of the convertible notes over the five-year term of the notes. In connection with NBC’s agreement to participate in the private placement, NBC and the Company executed a letter agreement which set forth the terms of the $5.0 million in advertising services that constituted partial consideration for the convertible debt with warrants purchased by NBC. Pursuant to this letter agreement, the Company also agreed to purchase additional advertising services, which the Company paid for by making a payment in cash to NBC in October 2001 and providing services under the Addendum to the Operational Agreement between the Company and NBC described below. The advertising covered by this agreement ran during the period from October 1, 2001 to March 31, 2002 on various networks owned by NBC.

The Company and NBC also executed an Addendum to an Operational Agreement between them, originally dated April 16, 1999. This Addendum set forth various services that the Company would provide to NBC during the period from August 9, 2001 to August 9, 2003 and the fees the Company would charge for providing such services. These services include providing NBC with a Showcase, use of Ipreview technology, and certain anonymous, aggregate viewing information related to NBC programming.

The convertible debt issued to Discovery Communications has a face value of $5.0 million and was issued in exchange for $1.9 million in cash and $3.1 million in advertising services purchased under a separate agreement. The advertising purchased under this agreement ran during the fourth quarter ended January 31, 2002. Warrants, which expire in 2006, to purchase a total of 245,098 shares of TiVo common stock at an exercise price of $7.85 per share were issued in addition to the convertible notes issued to Discovery Communications. Two sets of additional warrants, issued as a unit, were also issued to Discovery Communications. The first set of warrants, which expire after one year from date of issuance, unless earlier terminated, gives Discovery Communications the right to purchase a total of 371,361 shares of TiVo common stock at an exercise price of $6.73 per share. The second set of warrants, which are not exercisable until the corresponding one-year warrants are exercised and will terminate if the one-year warrants are not exercised before they terminate, otherwise expire after five years from date of issuance, unless earlier terminated, gives Discovery Communications the right to purchase a total of 122,549 shares of TiVo common stock at an exercise price of $7.85 per share. The estimated fair market value of the warrants issued to Discovery Communications is $928,000, as determined using the Black-Scholes options-pricing model. The principal assumptions used in the Black-Scholes computation were: 1 year or 5 year term; fair market value of TiVo common stock at the date of issuance of $7.85 per share; a risk-free rate of return of 4.42%; dividend yield of zero percent; and a volatility of 50%. The value of the warrants was recorded as a discount on the convertible notes. The discount is being amortized to financing expense and accreted to the face value of the convertible notes over the five-year term of the notes.

On October 12, 2001, the Company entered into a technology licensing agreement with Sony Corporation, (“Sony Corporation”), a Japanese corporation, pursuant to which the Company granted a non-exclusive license of its personal digital recording technology to Sony Corporation and its affiliates for use in Sony devices and services and a commitment to provide specific upgrades in the future. TiVo also granted Sony Corporation a license to sublicense certain technology to third parties in Japan under certain circumstances. In consideration for the licenses granted under the agreement, Sony Corporation paid the Company an upfront fee. The fee was recorded as deferred revenue-related parties, short-term until all upgrades are delivered or the contract has expired. The Company expects the revenue to be recognized in fiscal year 2003. Under the terms of the agreement, Sony Corporation has agreed to pay royalties to the Company in certain circumstances in connection with the deployment of Sony video recording devices incorporating TiVo’s personal digital recording technology. The Company would also receive additional fees from Sony Corporation in the event that it chooses to receive the Company’s software upgrades or engineering or maintenance services. The license agreement expires after seven years unless earlier terminated under the terms of the agreement. Upon expiration, or in the event of termination for certain breaches under the agreement, certain of the licenses granted will continue, provided that Sony Corporation continues to pay any required royalties and fees.

In anticipation of the licensing arrangement, TiVo had formed a new subsidiary, TiVo International, Inc., on October 9, 2001. The capital stock of TiVo International consists of 1,000 shares of common stock, all of which are issued and outstanding and owned by TiVo, and 40 shares of preferred stock, one of which is issued and outstanding and owned by Sony Corporation. Pursuant to an Intellectual Property Assignment Agreement, dated October 12, 2001, the Company assigned to TiVo International all international and foreign intellectual property rights in the Company’s personal digital recording technology. Concurrent with the execution of the assignment agreement, TiVo also entered into an Intellectual Property License and Cooperation Agreement, pursuant to which TiVo International granted a license under such international and foreign rights back to TiVo.

Concurrent with the execution of the license agreement between TiVo Inc. and Sony Corporation, TiVo International entered into a license agreement with Sony Corporation, pursuant to which it granted a non-exclusive license under the international and foreign intellectual property rights assigned to TiVo International under the Assignment Agreement. TiVo International also granted Sony Corporation a license to sublicense such rights to third parties in Japan under certain circumstances. In consideration for the licenses granted under this agreement, Sony Corporation paid an upfront fee to TiVo International. Under the terms of the agreement, Sony Corporation is also required to pay royalties to TiVo International in connection with Sony video recording devices incorporating the Company’s personal digital recording technology. Sony Corporation will also be required to pay TiVo International fees and royalties in connection with its grant of a sublicense. The license agreement expires after seven years unless earlier terminated under the terms of the agreement. Upon expiration or in the event of termination for certain breaches under the agreement, certain of the licenses granted will continue, provided that Sony Corporation continues to pay the required royalties and fees.

On June 9, 2000 TiVo entered into an Investment Agreement with AOL. On September 13, 2000, the Company closed the Investment Agreement for $200 million. Under the terms of the Investment Agreement, the Company issued:

•	2,711,861 shares of Series A redeemable convertible preferred stock at $30.00 per share;

•	5,134,722 shares of common stock at $23.11 per share;

•	two initial warrants

•	one warrant to purchase up to 2,308,475 shares of common stock at an initial exercise price of $23.11 per share,

•	one warrant to purchase up to 295,428 shares of common stock at an initial exercise price of $30.00; and

•	two performance warrants to purchase an aggregate of up to 5,207,806 shares of common stock.

Pursuant to the Second Amendment to the Investment Agreement, on January 30, 2001 the Company issued amended initial warrants to AOL which reduced the per share exercise price of both initial warrants to $7.29 per share.

The initial warrant exercisable for 2,308,475 shares expired on December 31, 2001. The initial warrant exercisable for 295,428 shares expires on December 31, 2003.

The vesting of the two performance warrants was subject to the achievement of milestones under the Investment Agreement and the Product Integration and Marketing Agreement. The Funds Release Agreement dated April 29, 2002 terminated the Investment Agreement. As described below, the Product Integration and Marketing Agreement was terminated, superseded and replaced by the Development and Distribution Agreement.

The AOL investment was part of a three-year Product Integration and Marketing Agreement, which is hereafter referred to as the Commercial Agreement. The Commercial Agreement contemplated that TiVo would become an AOL TV programming partner, offering AOL TV subscribers access to features of TiVo’s Personal TV Service.

On April 30, 2002, TiVo entered into a Development and Distribution Agreement with AOL. This agreement superseded, replaced and terminated the Commercial Agreement. Under the terms of the new agreement, AOL has agreed to pay TiVo a technology development fee to develop the AOL service as a premium application on the Company’s recently announced Series2 digital video recording technology platform. AOL has already made an up-front payment of $4.0 million under this agreement. AOL will also pay TiVo a revenue share on subscription revenues received from users of AOL on the TiVo platform and has agreed to reimburse TiVo for certain operating costs related to the AOL application. Under the agreement, AOL additionally has the option to purchase a non-exclusive license of the Company’s digital video recording technology. In connection with its exercise of this option, AOL would be required to pay TiVo an up-front fee, per-unit royalties and other fees. Under the agreement, AOL also agreed to fund certain research and development by TiVo. The term of the Development and Distribution Agreement is four years.

Under the terms of the Investment Agreement, as amended by the First Amendment to the Investment Agreement, dated as of September 11, 2000 the Company deposited $91.5 million of the proceeds received from the AOL investment in an escrow account as restricted cash. In accordance with the Commercial Agreement, $91.5 million of the restricted cash was intended to be used as subsidy payments to manufacturer(s) of set-top boxes that enable the TiVo Service. However, if the set-top box launch did not occur by December 31, 2001, and AOL did not commit a material breach of the Commercial Agreement or the Company breached its obligations with respect to the financial covenants, then AOL would have a put option. In the event AOL exercised its put option, TiVo could be required to use the restricted cash to repurchase AOL’s Series A redeemable convertible preferred stock and the portion of AOL’s common stock subject to redemption.

On January 30, 2001, the Company entered into the Second Amendment to the Investment Agreement with AOL, dated as of June 9, 2000. The Second Amendment provided for, among other things, an amendment to the Escrow Agreement, dated as of September 11, 2000, by and between the Company and AOL.

The First Amendment to the Escrow Agreement, dated as of January 30, 2001, authorized the release to the Company of $43.5 million in restricted funds previously held in escrow pursuant to the Escrow Agreement. TiVo entered into the Third Amendment to the Investment Agreement, dated as of March 28, 2002 and the Fourth

Amendment to the Investment Agreement, dated as of April 9, 2002, both of which extended the period during which AOL could exercise its option to require TiVo to repurchase its shares of Series A redeemable convertible preferred stock and the portion of AOL’s common stock subject to redemption.

Because AOL adopted TiVo’s existing Series2 platform for the deployment of the AOL application, the need for the restricted funds held in escrow to subsidize a specialized AOL-TiVo set-top box was eliminated. Therefore, pursuant to the terms of the existing agreements and a Funds Release Agreement dated as of April 30, 2002, TiVo and AOL released the remaining $48.0 million of restricted funds to AOL for the repurchase of 1.6 million shares of Series A convertible preferred stock. AOL holds a remaining 1,111,861 shares of Series A convertible preferred stock. The interest earned on the restricted funds, which totaled approximately $4.0 million was released to TiVo. Additionally, the escrow account was terminated and all the associated rights are no longer in force.

In conjunction with the Investment Agreement, TiVo also entered into a Stockholders and Registration Rights Agreement with AOL, dated as of June 9, 2000. Under the Stockholders and Registration Rights Agreement, as amended by the Funds Release Agreement, TiVo is obligated, upon the request of AOL, to register for resale under the Securities Act of 1933, as amended, the shares of common stock and Series A convertible preferred stock sold to AOL pursuant to the Investment Agreement, including the shares of common stock issuable upon exercise of the warrants, under the circumstances described below. AOL has the right to demand that TiVo effectuate up to four registrations of these securities upon written notice. AOL also has incidental registration rights pursuant to which TiVo is required to register their securities on other registration statements the Company files, with limited exceptions. Under the Investment Agreement, as amended, these registration rights will terminate with respect to any securities that are saleable pursuant to Rule 144(k) under the Securities Act, among other things. In the event that TiVo grants any other holders of its common stock additional registration rights on more favorable terms, AOL will also be deemed to have been granted the more favorable registration rights. Pursuant to the Funds Release Agreement, AOL waived its incidental registration rights under the Stockholders and Registration Rights Agreement with respect to registrations of the Company’s common stock that TiVo issues for non-cash consideration in connection with commercial transactions.

In addition, the Stockholders and Registration Rights Agreement granted AOL the right to designate one person for election to the Company’s Board of Directors. In lieu of a Board member, AOL had the right to appoint an observer to attend all regular and special meetings of the Board of Directors. AOL was also entitled under the Stockholders and Registration Rights Agreement to receive financial and other information from TiVo, and have access to TiVo management. AOL waived these rights pursuant to the Funds Release Agreement.

Pursuant to the Stockholders and Registration Rights Agreement, AOL also agreed to certain limitations on its rights as a TiVo stockholder until the earlier of eight years from the date of the agreement or until AOL no longer holds 10.0% of the outstanding shares of TiVo common stock. The limitations include:

•
AOL will be entitled to vote at its discretion the stock it owns representing up to 19.9% of the Company’s outstanding voting securities, but, subject certain limitations, will be required to vote all of the stock that it owns representing in excess of 19.9% of TiVo’s outstanding voting securities in accordance with the recommendation of the Company’s Board of Directors;

•
Without TiVo’s prior written consent, AOL is not permitted to sell the Company’s securities to a transferee that, to AOL’s knowledge, would thereafter own or have the right to acquire in excess of 5.0% of the Company’s outstanding capital stock, except in the event of a third party acquisition proposal, following a change of control or in other limited circumstances. In addition, TiVo has a right of first offer with respect to any sales of its securities by AOL other than sales pursuant to a third party acquisition proposal, following a change of control or pursuant to a bona fide underwritten public offering or Rule 144 under the Securities Act. AOL also has the right to transfer the Company’s securities to its affiliates, provided that any such affiliate agrees to be bound by the terms of the Stockholders and Registration Rights Agreement, and that it agrees to transfer such securities back to AOL if it ceases to be an affiliate of AOL;

•	AOL will not, subject to certain exceptions, acquire additional equity securities of TiVo without the Company’s prior written consent;

•	AOL will not make any solicitation of proxies or seek to influence any person with respect to TiVo voting securities without the Company’s prior written consent; and

•
AOL will not submit any offer or purchase proposal that is required to be made public by TiVo for any merger, consolidation, purchase of substantial assets or tender offer for the Company’s securities without the Company’s prior written consent.

In addition to providing for the release of the restricted funds and the amendments to the Company’s other agreements with AOL described above, TiVo and AOL also agreed to the following pursuant to the Funds Release Agreement:

•	AOL waived the preferred dividends and associated rights it was otherwise entitled to under the Series A redeemable convertible preferred stock, effective April 1, 2002;

•	AOL agreed to convert its remaining shares of Series A redeemable convertible preferred stock into 1,111,861 shares of common stock on September 13, 2002; and

•
At any time when AOL is no longer an affiliate of the Company, and subject to owning a minimum number of shares, AOL will be required to notify TiVo before making a block sale of greater than 500,000 shares at a discount of greater than a specified percentage and TiVo will have the option, in lieu of such block sale, to facilitate an underwritten secondary offering of such shares.

TiVo believes that each of the foregoing transactions was in its and its stockholders’ best interests. As a matter of policy, the transactions were, and all future transactions between TiVo and any of its officers, directors or principal stockholders, will be approved by a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable to TiVo than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”) is composed of Messrs. Alsop, Komisar and Yang, none of whom are currently officers or employees of TiVo. The Committee is responsible for establishing TiVo’s compensation programs for our directors, officers, employees and consultants, and administering our stock option incentive plans. For executive officers, the Committee evaluates performance and determines compensation policies and levels.

Compensation Philosophy

The goals of the compensation program are to align compensation with business objectives and performance and to enable TiVo to attract, retain and reward executive officers and other key employees who contribute to the long-term success of TiVo and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are:

•
TiVo pays competitively with leading technology companies with which it competes for talent. To ensure that pay is competitive, TiVo regularly compares its pay practices with these companies and sets its pay parameters based on this review.

•	TiVo maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•
TiVo provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to its business challenges and opportunities as owners and not just as employees.

Base Salary.    The Committee annually reviews each executive officer’s base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.

Annual Incentives.    The annual Executive Bonus Plan is based on strategic, operational and functional performance. The actual incentive award earned depends on the extent to which corporate and individual performance objectives are achieved. At the start of each year, the Committee and the full Board of Directors review and approve the annual performance objectives for TiVo and individual officers. TiVo’s objectives consist of operating, strategic and financial goals that are considered to be critical to its fundamental long-term goal of building stockholder value. For the fiscal year ended January 31, 2002, these goals included the product release of a dual-tuner receiver, the release of the TiVo Series2 digital video recording technology platform and the achievement of subscriber growth and financial targets including significantly reduced operating costs.

After the end of the fiscal year, the Committee evaluates the degree to which TiVo has met its goals and evaluates each participant’s performance against the objectives. Bonuses are awarded based on the participant’s contributions during the year. Awards are paid in cash and distributions are made in February following the performance year.

Long-Term Incentives.    TiVo’s long-term incentive program consists of the Equity Incentive Plan. The incentive stock option program utilizes vesting periods (generally four years) to encourage key employees to continue in its employ. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Grants are made at 100% of fair market value on the date of grant. Employees receive value from these grants only if the Common Stock appreciates over the long-term. The size of option grants is determined based on competitive practices at leading companies in the technology industry and TiVo’s philosophy of significantly linking executive compensation with stockholder interests. The Committee believes this approach creates an appropriate focus on longer term objectives and promotes executive retention.

Other Compensation.    TiVo’s executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, including TiVo’s Employee Stock Purchase Plan. In addition, from time to time, executive officers have received sign-on bonuses or other bonuses based on extraordinary effort.

Corporate Performance and Chief Executive Officer Compensation

Mr. Ramsay’s base salary at the beginning of fiscal year ended January 31, 2002 as Chief Executive Officer was $325,000. The Committee set Mr. Ramsay’s base annual salary through fiscal year ending January 31, 2003 at $325,000. This amount, in addition to annual incentives was estimated to provide an annual cash compensation level at the average as compared to a selected group of leading technology companies. In setting this amount, the Committee took into account (i) its belief that Mr. Ramsay is a Chief Executive Officer of a leading technology company who has significant and broad-based experience in the personal television industry, (ii) the scope of Mr. Ramsay’s responsibility, and (iii) the Board’s confidence in Mr. Ramsay to lead TiVo’s continued development. Considering these factors, Mr. Ramsay was granted an option in September 2001 to purchase 150,000 shares of Common Stock as an incentive for future performance, an amount the Committee determined was consistent with competitive practices.

During fiscal year ended January 31, 2002, TiVo achieved most, but not all, of its corporate objectives. The Committee rated Mr. Ramsay’s individual performance as above average primarily reflecting his success in TiVo’s achievement of most of the goals determined at the beginning of fiscal year 2002.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its chief executive officer and any other of its four most highly compensated executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s stockholders.

The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive officer of TiVo. After consideration of the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be “performance-based” and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under TiVo’s cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, TiVo’s compensation philosophy and TiVo’s best interests.

Conclusion

Through the plans described above, a significant portion of TiVo’s compensation program and Mr. Ramsay’s compensation are contingent on TiVo’s performance, and realization of benefits is closely linked to increases in long-term stockholder value. TiVo remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of TiVo’s business may result in highly variable compensation for a particular time period.

Compensation Committee

Geoffrey Y. Yang
Stewart Alsop
Randy Komisar

Compensation Committee Interlocks and Insider Participation

The members of TiVo’s Compensation Committee are Messrs. Alsop, Komisar and Yang. None of the members of our Compensation Committee is currently or has been, at any time since its formation, an officer or employee. Prior to the formation of the Compensation Committee, all decisions regarding compensation for directors, officers, employees and consultants and administration of stock and incentive plans were made solely by the Board of Directors.

Stock Performance Measurement Comparison

The following graph shows a comparison of cumulative total stockholder returns for TiVo’s Common Stock, the Nasdaq Stock Market Index for U.S. Companies and the Standard & Poor’s 500 Index. The graph assumes the investment of $100 on September 29, 1999, the date of TiVo’s initial public offering. The data regarding TiVo assumes an investment at the initial public offering price of $16.00 per share of TiVo’s Common Stock. All values assume reinvestment of the full amount of all dividends and are calculated as of January 31, 2002. The performance shown is not necessarily indicative of future performance.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
TIVO INC., NASDAQ STOCK MARKET AND S&P 500

	9/99	12/99	12/00	1/01	1/02
TiVo Inc.	$100.00	$210.94	$33.59	$44.56	$37.94
Nasdaq Stock Market (U.S.)	$100.00	$149.04	$90.49	$101.56	$70.84
S&P 500 Index	$100.00	$115.84	$104.09	$107.70	$88.48

OTHER INFORMATION

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires TiVo’s directors and executive officers and persons who own more than ten percent of a registered class of TiVo’s equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of TiVo. Reporting Persons are required by SEC regulation to furnish TiVo with copies of all Section 16(a) forms they file.

To TiVo’s knowledge, based solely on a review of the copies of such reports furnished to TiVo and written representations from certain Reporting Persons that no other reports were required, TiVo believes that during fiscal year ended January 31, 2002 all Reporting Persons complied with all applicable filing requirements.

Relationship with Independent Public Accountants

The firm of independent public accountants recommended by the Audit Committee and selected by the Board of Directors for the fiscal year ending January 31, 2003 is KPMG LLP. The Board of Directors expects that the representatives of KPMG LLP will be present at the meeting, will be given an opportunity to make a statement at such meeting if they desire to do so and will be available to respond to appropriate questions.

Incorporation by Reference

In TiVo’s filings with the SEC, information is sometimes “incorporated by reference”. This means that TiVo is referring you to information that has previously been filed with the SEC, so that information should be considered as part of the filing that your are reading. Portions of this proxy statement are incorporated by reference in our Annual Report for the fiscal year ended January 31, 2002. Based on SEC regulations, the performance graph on page 27 of this proxy statement, the “Compensation Committee Report” on page 25 and “Report of the Audit Committee” on page 7 specifically are not incorporated by reference into any other filings with the SEC.

This proxy statement is sent to you as part of the proxy materials for the 2002 Annual Meeting of Stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of TiVo stock.

Availability of Additional Information

Copies of the TiVo’s Annual Report for the fiscal year ended January 31, 2002 have been distributed to stockholders. Additional copies and additional information, including the Annual Report on Form 10-K filed with the SEC, are available without charge from Investor Relations, 2160 Gold Street, P.O. Box 2160, Alviso, CA 95002. The annual report, proxy statement and Form 10-K are also available on TiVo’s web site.

Stockholder Proposals for 2003 Annual Stockholders’ Meeting

The deadline for submitting a stockholder proposal for inclusion in TiVo’s proxy statement and form of proxy for TiVo’s 2003 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934 is January 28, 2003. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must give timely notice thereof in writing to the Secretary of TiVo. To be timely, a stockholder’s proposal or nomination must be delivered to or mailed and received at the principal executive offices of the Company no later than the close of business on May 5, 2003 nor earlier than the close of business on April 4, 2003, and must otherwise satisfy the requirements of TiVo’s Bylaws. If the date of the 2003 Annual Meeting changes by more than thirty (30) days from the date of the 2002 Annual Meeting, such stockholder’s proposal or nomination must be delivered to or mailed and received at TiVo’s principal executive offices no later than ten (10) calendar days following the first public announcement of the revised date of the 2003 Annual Meeting. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the 2003 Annual Meeting: (i) a brief description of the business desired to be brought before the 2003 Annual Meeting and the reasons for conducting such business at the 2003 Annual Meeting, (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, (iii) the class and number of shares of TiVo stock which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his capacity as a proponent to a stockholder proposal. Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Notwithstanding anything in the TiVo’s Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in TiVo’s Bylaws.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

Michael Ramsay
Chairman of the Board and Chief Executive Officer

Alviso, California
June 28, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TIVO INC.

2002 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of TiVo Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 28, 2002, and hereby appoints Michael Ramsay and David H. Courtney, or either of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2002 Annual Meeting of Stockholders of TiVo Inc., to be held on August 2, 2002, at 10:30 a.m., at the offices of Latham & Watkins at 135 Commonwealth Drive, Menlo Park, California, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted as follows: (1) for the election of three directors to hold office until the 2005 Annual Meeting of Stockholders; and as said proxies deem advisable on such other matters as may come before the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒	Please mark your votes as in this example.

1.	Election of Directors ☐ FOR all nominees (except as indicated) ☐ WITHHOLD authority to vote for all nominees

Nominees: Larry N. Chapman, David H. Courtney and John S. Hendricks

If you wish to withhold authority to vote for any individual nominee, strike a line through that individual’s name.

Note:    This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon and returned in the enclosed envelope.

SIGNATURE(S) ____________________________________________________________

DATE _____________________________________________________________________

Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE